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                                                                      EXHIBIT 99

                                                                  [TENNECO LOGO]
NEWS RELEASE

MEDIA CONTACT:  Mike Bazinet (203) 863-1073
INVESTOR RELATIONS:  Lisa Lobon (203) 863-1186

            TENNECO EARNINGS PER SHARE FROM CONTINUING OPERATIONS
                       ROSE 29 PERCENT IN FIRST QUARTER


        GREENWICH, Conn., April 29, 1997 -- Tenneco (NYSE: TEN) today reported that earnings per share from continuing operations rose 29 percent in the first quarter, to 44 cents per share from 34 cents a year-ago. Net income from continuing operations rose 27 percent to $76 million, up from $60 million a year ago. Tenneco Automotive set first quarter records in revenues and operating income. Tenneco Packaging reported a decline in operating income due largely to weaker containerboard prices. This decline was partially offset by higher earnings from the specialty products business and an operating gain from the refinancing of two containerboard mill leases.

        The lease refinancing resulted in a one-time, pre-tax gain of $38 million. The ongoing operating income benefit from this action is expected to be approximately $15 million annually. The cash flow improvement is projected to be more than $120 million over the first two years and approximately $250 million over the next five years, due to lower lease costs and other benefits.

        All results are restated to reflect a restructured Tenneco formed in December 1996 following the spin-off of Newport News Shipbuilding and the merger of Tenneco Energy with El Paso Energy.*

        Quarterly operating income was $159 million, compared with $161 million last year. Revenues increased 6 percent in the quarter, to $1.6 billion from $1.5 billion. Income from discontinued operations in the year-ago quarter of $435 million, or $2.55 per share, included a gain on the sale of the remaining investment in Case Corporation, as well as net income from Newport News Shipbuilding and Tenneco Energy.

        *PLEASE NOTE: FOR THIS REASON, THE MORE MEANINGFUL COMPARISON FOR PURPOSES OF ANALYZING QUARTER-TO-QUARTER EARNINGS IS NET INCOME FROM CONTINUING OPERATIONS. (SEE FOOTNOTE (a) ON PAGE 3.)

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        "We are pleased by the record results in our automotive parts business and the continued solid performance of our specialty packaging operations in the first quarter," said Dana G. Mead, Tenneco chairman and chief executive officer. "While the containerboard market remains disappointingly weak, we continue to make steady progress in offsetting the cyclicality in that business by growing our highly profitable specialty and protective packaging operations. At the same time, with our recently announced Automotive reorganization, we are on target in our program to lower corporate overhead in the range of $100 million by early 1998."


        Tenneco Automotive operating income rose 36 percent to $80 million from $59 million a year ago. Revenues increased 14 percent to $778 million from $683 million in the first quarter last year, setting a quarter-over-quarter record for the 14th straight time.

        Tenneco Packaging's operating income of $80 million, on sales of $852 million, included the previously described lease refinancing. In the year ago quarter, operating income of $106 million was reported on sales of $859 million. Specialty packaging operating income was up 11 percent, led by contributions from the foam products acquisition and stronger volume growth.

        "With the acquisition of the protective and flexible packaging operations of KNP BT that we completed this week, we more than double Tenneco Packaging's sales in Europe and we establish a significant presence in two additional growth segments of the packaging business," Mead said. "These operations, with $540 million in 1996 annual sales, are an excellent strategic fit and will immediately contribute to net income."

        FOR ADDITIONAL DETAIL SEE SEGMENT ANALYSIS FOLLOWING THE FINANCIAL
TABLE.

        Tenneco is a $7 billion global manufacturing company headquartered in Greenwich, Conn., with 50,000 employees worldwide. Tenneco Automotive is one of the world's largest producers and marketers of ride control products and exhaust systems, which are sold under the Monroe(R) and Walker(R) brand names. Among its products are Sensa-Trac(R) and Rancho(R) shock absorbers, Walker Advantage(R) mufflers and DynoMax(R) performance mufflers, and Monroe Clevite(TM) vibration control components. Tenneco Packaging is among the world's leading and most diversified packaging companies. Among its products are Hefty(R) trash bags, Hefty One Zip(R) and Baggies(R) food storage bags, E-Z Foil(R) single-use aluminum cookware and Diamond(R) tableware.


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                    TENNECO CONSOLIDATED EARNINGS RESULTS
                                  Unaudited


                                FIRST QUARTER


                                                  1997                        1996
                                            -----------------          ------------------
Net sales and operating
revenues:
  Automotive                                 $  778,000,000             $  683,000,000
  Packaging                                     852,000,000                859,000,000
  Other                                          (1,000,000)                (3,000,000)
                                             --------------             --------------
                                             $1,629,000,000             $1,539,000,000
                                             ==============             ==============

Operating income (loss):
  Automotive                                 $   80,000,000             $   59,000,000
  Packaging                                      80,000,000                106,000,000
  Other                                          (1,000,000)                (4,000,000)
                                             --------------             --------------
                                                159,000,000                161,000,000

Less:
  Interest expense (net of
    interest capitalized)                         45,000,000                47,000,000
  Income tax expense                              33,000,000                49,000,000
  Minority interest                                5,000,000                 5,000,000
                                              --------------            --------------

Income from continuing
  operations                                      76,000,000                60,000,000
Income from discontinued
  operations                            (a)               --               435,000,000
                                             ---------------            --------------
Net income                                        76,000,000               495,000,000

Preferred stock dividends                                 --                 3,000,000
                                             ---------------            --------------

Net income to common stock                   $    76,000,000            $  492,000,000
                                             ===============            ==============

Average common shares                            171,300,000               170,400,000
  outstanding                                ===============            ==============

Earnings per average common share:
  Continuing operations                      $            .44           $          .34
  Discontinued operations               (a)                --                     2.55
                                             ----------------           --------------
                                             $            .44           $         2.89
                                             ================           ==============



(a)  Includes the discontinued operations of the energy business ($77 million or $.45 per share); the shipbuilding business ($19 million or $.11 per share) and the gain from the sale of the remaining stock of Case Corporation, along with equity in Case's loss through the sale date ($339 million or $1.99 per share).

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SEGMENT ANALYSIS & CORPORATE INITIATIVES

AUTOMOTIVE

        Tenneco Automotive reported an all-time record first quarter for both revenues and operating income. Operating income rose 36 percent to $80 million from $59 million last year. Revenues increased 14 percent to $778 million from $683 million in the first quarter last year, setting a quarter-over-quarter record for the 14th straight time. Overall operating margins improved by 20 percent. Strong new original equipment business in North America and Europe, higher margins from strategic acquisitions, worldwide aftermarket price increases and aggressive cost reductions were largely responsible for these improved results.

        Revenues for the North American original equipment business rose 38 percent over the first quarter of 1996, driven by the Clevite acquisition and brisk sales of popular light trucks and sport-utility vehicles featuring Tenneco Automotive ride control and exhaust products. Despite a stronger dollar, the company's original equipment revenues in Europe increased 5 percent over the same period last year, boosted by new business from recently launched Mercedes, Porsche and Volkswagen vehicles.

        Overall revenues in the North American aftermarket rose 2 percent compared with the first quarter of last year, while aftermarket revenues were flat in Europe. Tenneco Automotive's South American operations, both original equipment and aftermarket, recorded a 111 percent improvement in revenues over the first quarter of 1996 due to new business from the acquisitions of Fric-Rot and Minuzzi and an improved sales mix of premium products.

        Several new vehicles carrying Tenneco Automotive ride control or exhaust system components were either launched or reached full production in the first quarter, including the Ford Expedition, the redesigned Chevrolet Malibu/Oldsmobile Cutlass, Buick Park Avenue, Mercedes E-Class series and Porsche 986 Boxster. In Europe, the recently launched Audi A3 and Skoda Octavia feature both Tenneco Automotive ride control and exhaust products.

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        "Automotive earnings, already record setting, should gain additional momentum as we enter our traditionally strong season and begin to see the added benefits of newly implemented cost reduction efforts," Mead said.



PACKAGING

        Tenneco Packaging reported operating income of $80 million, including the $38 million gain on lease refinancing, on sales of $852 million in the first quarter. In the year ago quarter, earnings of $106 million were reported on sales of $859 million. The earnings decline was partially offset by improved earnings in the specialty products business and lease refinancing.

        In the first quarter, Tenneco Packaging refinanced leases on its Tomahawk and Valdosta containerboard mills, realizing an operating income benefit of $38 million in the quarter. Going forward, reduced lease expenses are projected to improve operating income by approximately $15 million annually. The cash flow improvement is expected to be more than $120 million over the first two years and approximately $250 million over the next five years, due to lower lease costs and other benefits.

        In Specialty Packaging, first quarter operating income rose to $48 million compared with $43 million in the year-ago period. Operating earnings were led by contributions from the Amoco foam acquisition offset partially by pricing pressures in stretch film. Revenues climbed 22 percent to $483 million from $398 million in the first quarter of 1996. Consumer sales growth showed particular strength, rising 9 percent, led by a better than 50 percent volume increase in Hefty One Zip(R) sales over last year.

        Paperboard Packaging operations, which include containerboard mills, corrugated products and folding carton, continued to experience weak performance. Operating earnings declined due largely to weaker containerboard prices, with industry linerboard price declines of 27 percent and medium prices down 38 percent compared with the same period last year. Linerboard prices are the lowest since 1993, the last cyclical trough, while medium prices are the lowest since 1982.



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        Operating income for the quarter was $32 million, including the gain on lease refinancing, down from $63 million in the year-ago period. Revenues were $369 million compared with $461 million in the first quarter of 1996.

        Despite weak containerboard prices, operating income from corrugated converting operations rose 7 percent over the fourth quarter of 1996, driven by continued growth in graphics, specialty corrugated products and value-added services.

        Containerboard mill cost reductions and productivity improvements continue to be a primary focus, with a two-year target of $75 million in cost reductions. More than half is expected to be realized in 1997. On an annual basis these improvements will reduce containerboard costs by more than $30 per ton.

        "While we are not satisfied with containerboard results in the quarter, we have fared better than most of our competitors, and we are well positioned for any upturn in pricing," Mead said. "At the same time, the outlook for specialty packaging is highly encouraging. We continue to introduce products for the faster growing markets, such as convenience food and agricultural packaging, which should continue to boost sales and improve our operating margins."


CORPORATE COST-REDUCTION INITIATIVES

        Tenneco's new structure has enabled it to launch a broad initiative to improve customer focus, enhance global competitiveness and reduce overhead costs. The corporate effort is expected to yield approximately $100 million in cost reductions by early 1998. As a first step in this initiative, Tenneco Automotive in March announced a new management structure expected to contribute at least $30 million in savings. This action is in addition to the European exhaust system manufacturing restructuring and realignment of the North American aftermarket ride control product lines announced in the fourth quarter of 1996, which are projected to save $28 million annually.



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        The corporation's continuing program to improve processes in all business activities, known as Cost of Quality, reduced failure costs by $34 million in the quarter, adding $22 million to operating income. Failure costs are costs associated with inefficient manufacturing and administrative processes, malfunctioning equipment, related downtime and other factors.

        During 1997, Tenneco plans to further reduce working capital on a percentage of revenues basis, generating the equivalent of an additional $230 million in cash flow. The company's three-year working capital initiative begun in early 1996 has already reduced working capital on a percentage-of-revenues basis by 4.5 percentage points, which is equivalent to a $280 million increase in cash flow. Operating division Economic Value Added improved by $33 million over the previous quarter.

OTHER RECENT COMPANY ACTIONS

- Tenneco this week completed its acquisition of the protective and flexible packaging operations of NV Koninklijke KNP BT, a Dutch distribution, paper and packaging firm, for approximately $375 million. Tenneco's new European protective packaging operations are located in the Netherlands, Belgium, Germany, France, Great Britian, Italy and Poland. The Astro-Valcour subsidiary has nine locations in the United States and Canada, while there are four flexible packaging locations in Germany and one in Egypt. Combined with Tenneco's highly successful Hexacomb operations, this purchase secures Tenneco Packaging a leadership position in the higher margin protective packaging market, a base for additional international growth and the capability to provide additional packaging solutions for customers.

- The company also announced in March that the Tenneco Automotive global alliance with ITT Automotive to develop and produce modular chassis systems is teaming with Benteler Automotive, one of the world's largest producers of chassis systems and components, to enhance its relationships with vehicle manufacturers on a worldwide basis. The alliance will offer automakers significant added value in shorter development time and optimized performance.

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-       Also in the quarter, Tenneco announced a new stock repurchase program that will allow the company to buy up to 5 percent or nearly 8.6 million of its outstanding shares. As of March 31, the stock buyback was approximately 20 percent complete.


FOR MORE INFORMATION ABOUT TENNECO, VISIT THE TENNECO WEBSITE AT http://www.tenneco.com.


        Several statements in this press release are forward looking and are identified by the use of the following forward-looking words and phrases: "is expected," "plans to," "earnings should gain...," "on target to," "are designed to," "going forward," "is projected to," and "are projected." These forward-looking statements are based on the company's current expectations. Because forward-looking statements involve risks and uncertainties, the
company's actual results could differ materially.   Among the factors that
could cause results to differ materially from current expectations are: (i) the general political, economic and competitive conditions in markets and countries where the company and its subsidiaries operate; (ii) changes in capital availability or costs; (iii) decreases in demand for company products and the resulting negative impact on the company's revenues and margins from such products; (iv) the cost of compliance with changes in regulations, including environmental regulations; (v) employee workforce factors; (vi) increases in the costs of the company's raw materials; (vii) the company's ability to integrate the operations of acquired businesses quickly and in a cost-effective manner; and (viii) the timing and occurrence (or non-occurrence) of transactions and events, which may be subject to circumstances beyond the company's control.

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